Exhibit 99.1

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Record Second Quarter 2011 Results

•	Same-store merchandise sales growth of 5.8%

•	Merchandise margin of 34%

•	Adjusted EBITDA(1) increases 36.1% to $60.9 million

•	Average gallons per store up 3.6%

•	Net earnings reach $1.36 per share

CORPUS CHRISTI, Texas, August 10, 2011 – Susser Holdings Corporation (NASDAQ: SUSS) today reported record financial and operating results for the second quarter ended July 3, 2011. Same-store merchandise sales increased by 5.8 percent, compared with an increase of 3.1 percent in the second quarter of 2010. Retail net merchandise margin was 34.0 percent, up from 33.9 percent in the same quarter last year. Average retail gallons per store per week increased 3.6 percent year-over-year. Retail fuel margins increased to 31.2 cents per gallon, versus 24.8 cents a year ago.

Adjusted EBITDA(1) rose 36.1 percent from the second quarter of last year to $60.9 million. Gross profit was $158.9 million, which was up 18.7 percent from the second quarter of 2010.

Revenues totaled $1.4 billion – a 35.1 percent increase from a year ago – which is the result of a 42.3 percent increase in combined fuel revenues and an 8.7 percent increase in overall merchandise sales.

Net earnings were $23.7 million, or $1.36 per diluted share in the latest quarter, versus a net loss of $1.9 million, or $0.11 per diluted share, in the same quarter last year. The Company completed a debt refinancing in May 2010 for which $15.7 million of non-recurring interest charges, net of tax, were incurred. Excluding these non-recurring charges, the Company would have reported net earnings of $13.8 million, or $0.81 per share, for the second quarter of 2010.

“We achieved record results in the second quarter in total revenues, EBITDA and net earnings, as well as in merchandise revenues and gross profit and in retail fuel gallons sold and fuel gross profit,” said Sam L. Susser, President and Chief Executive Officer. “These strong results were driven in large part by contributions from our new stores, as well as continued strong same-store performance from our merchandise and food service offerings and higher margins in our fuel business.

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“Traffic in our stores remains brisk and continues to benefit from population growth and an improving economy in most markets as well as from the completion of our store refurbishing and rebranding from Town & Country to Stripes® and Laredo Taco Company®. In addition, our 14 new retail stores opened in 2010 and the eight stores opened in the first half of 2011 are helping drive strong organic growth.

“Through careful cost management and a marketing mix that emphasizes higher-profit-margin beverages, food service and other items, we are successfully driving merchandise sales growth and profit margins quarter after quarter.

“As a result of our continued strong performance, we are again raising our guidance for 2011 for many of our performance metrics, including same-store sales and fuel margins,” he said.

“In addition, our financial liquidity has never been better, and with the increased investment in our land bank, we are well positioned to ramp up our new store construction program for 2012 and into 2013.”

New Convenience Store/Wholesale Dealer Site Update

Susser opened six large-format Stripes® convenience stores and closed one smaller store during the second quarter, for a total number of retail stores in operation at July 3rd of 532. Three additional stores have been opened so far in the third quarter, for a total of 11 year-to-date, and one store was recently closed, bringing the current retail store count to 534. Six more are currently under construction.

In its wholesale fuel business, Susser added eight new dealer sites and discontinued supplying one site, for a total of 439 dealer locations at the end of the second quarter.

Financing Update

The Company generated total proceeds of $6.2 million from convenience store sale-leaseback transactions during the second quarter, in addition to a $20 million long-term mortgage facility completed in early May with a regional bank.

Susser ended the second quarter of 2011 with trailing 12 months Adjusted EBITDA(1) of $145.4 million and net debt (total debt of $451.2 million less cash of $66.4 million) of $384.8 million, which resulted in a ratio of net debt to Adjusted EBITDA(1) of 2.6 times.

Year-to-date, the Company has invested $62.1 million in net capital expenditures. In addition, the Company spent $1.4 million during the second quarter to repurchase 93,786 shares of Susser common stock at an average price per share of $15.32 as part of a $15 million buyback program announced in early June.

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Second Quarter Financial and Operating Highlights

Merchandise – Total merchandise sales increased by 8.7 percent from a year ago to $226.4 million in the latest quarter, with new stores added during 2010 and 2011 contributing an incremental $10.9 million in merchandise sales. Same-store merchandise sales increased 5.8 percent, compared with a 3.1 percent increase in same-store sales in the second quarter of 2010.

Net merchandise margin was 34.0 percent, versus 33.9 percent a year ago. The margin increase was led by contribution from packaged drinks, food service, beer and cigarettes. Merchandise gross profit increased by 9.1% versus a year ago to $77.1 million.

Retail Fuel - Retail fuel volumes increased 5.0 percent from a year ago to 194.5 million gallons for the second quarter. Average gallons sold per store per week were 3.6 percent higher than the second quarter of last year, at 28,600 gallons. Revenues from retail fuel sales totaled $725.0 million – an increase of 41.7 percent year-over-year – which is due to a 97-cent-per-gallon increase in average pump prices, plus the impact of higher gallons sold. Retail fuel gross margin averaged 31.2 cents per gallon in the second quarter compared to 24.8 cents a gallon a year ago. After deducting credit card expense, net fuel margin was 25.3 cents per gallon for the second quarter compared to 20.2 cents per gallon a year ago. Retail fuel gross profit was up 32.4 percent year-over-year to $60.7 million.

Wholesale Fuel - Wholesale fuel volumes sold to Susser’s approximately 440 dealers and other third-party customers declined 0.6 percent from a year ago to 128.1 million gallons. Wholesale fuel revenues were up 43.3 percent from a year ago to $412.1 million, which reflects a 99-cent-per-gallon increase in average selling prices. Wholesale gross margin was 7.0 cents per gallon, versus 5.8 cents per gallon in the second quarter of last year. Wholesale fuel gross profit increased by 20.3 percent to $9.0 million.

First Half 2011 Financial and Operating Highlights

For the six months ended July 3, 2011, Susser reported same-store merchandise sales growth of 5.7 percent. Merchandise sales totaled $429.5 million, up 7.5 percent versus the comparable period last year. Merchandise margin was 34.0 percent, versus 33.3 percent for the first half of 2010. Retail fuel margins were 23.3 cents per gallon for the first half of 2011, compared to 18.0 cents a year ago. After deducting credit card expense, net fuel margin was 17.9 cents per gallon for the first half of 2011 compared to 13.7 cents a year ago. Wholesale fuel margin was 6.1 cents per gallon for the first half of 2011 compared to 5.0 cents per gallon the prior year. Adjusted EBITDA(1) totaled $84.0 million, up 43.3 percent. Gross profit was $274.6 million, an increase of 18.6 percent, reflecting improved margins in both fuel and merchandise. Total revenues were $2.5 billion, up 30.1 percent versus the first half of 2010.

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Net income for the first half of 2011 was $23.6 million, or $1.36 per diluted share, versus a net loss of $6.9 million, or $0.41 per diluted share, in the first half of last year. Excluding the charge for early retirement of debt in May 2010, the Company would have reported net income of $8.9 million, or $0.52 per share for the first half of 2010.

2011 Guidance Update

The Company has updated a portion of its guidance for FY 2011 as follows:

	New FY 2011 Guidance	Prior FY 2011 Guidance	6 month 2011 Results	FY 2010 Results
Merchandise Same-Store Sales Growth	4.0%-6.0%	3.0%-5.5%	5.7%	4.0%
Merchandise Margin, Net of Shortages	33.50%-34.25%	33.25%-34.25%	34.0%	33.6%
Retail Average Per-Store Gallons Growth	1.0%-4.0%	1.0%-4.0%	3.4%	2.5%
Retail Fuel Margin (cents/gallon) (a)	17.0-21.0	14.0-17.0	23.3	18.4
Wholesale Fuel Margin (cents/gallon)	4.5-6.25	4.0-6.0	6.1	5.3
Rent Expense ($ million) (d)	$45-$47	$45-$47	$23	$43
Depreciation, Amortization & Accretion Expense ($ million) (d)	$45-$50	$45-$50	$22	$44
Interest Expense ($ million) (d) (e)	$40-$42	$40-$42	$20	$40
New Retail Stores (b)	19-21	18-22	8	14
New Wholesale Dealer Sites (b)	25-30	20-30	13	59
Gross Capital Spending ($ million)	$110-$135	$100-$125	$68	$89
Net Capital Spending ($ million) (c) (d)	$95-$125	$80-$120	$62	$48

(a)	We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for the first half of 2011 and 4.4 cents per gallon for the full 2010 fiscal year. The average retail selling price of fuel was $3.48 per gallon in the first half of 2011 and $2.70 per gallon for fiscal 2010.
(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.
(c)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.
(d)	Assumes $10 million to $15 million of new store capex is lease financed and $20 million to $40 million is financed with long-term mortgage debt.
(e)	2010 interest expense excludes $24.2 million of non-recurring charges related to debt refinancing.

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(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

Second Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss second quarter results. To participate in the call, dial 480-629-9771 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through August 17 by calling 303-590-3030 and using the pass code 4458761#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 530 Stripes® convenience stores in Texas, New Mexico and Oklahoma. Restaurant service is available in over 320 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to more than 435 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to identify, acquire and integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 2, 2011, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Six Months Ended
	July 4, 2010	July 3, 2011	July 4, 2010	July 3, 2011
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$208,276	$226,441	$399,314	$429,458
Motor fuel sales	799,170	1,137,062	1,535,984	2,091,543
Other income	11,093	12,885	21,366	24,520

Total revenues	1,018,539	1,376,388	1,956,664	2,545,521
Cost of sales:
Merchandise	137,603	149,347	266,258	283,353
Motor fuel	745,808	1,067,320	1,457,303	1,986,281
Other	1,226	791	1,580	1,238

Total cost of sales	884,637	1,217,458	1,725,141	2,270,872

Gross profit	133,902	158,930	231,523	274,649
Operating expenses:
Personnel	36,869	40,503	72,876	78,912
General and administrative	10,210	11,736	18,751	21,402
Other operating	32,426	35,493	62,284	69,591
Rent	10,542	11,373	20,593	22,689
Loss on disposal of assets and impairment charge	578	680	842	1,309
Depreciation, amortization and accretion	11,365	11,485	22,573	22,387

Total operating expenses	101,990	111,270	197,919	216,290

Income from operations	31,912	47,660	33,604	58,359
Other income (expense):
Interest expense, net	(34,272)	(10,122)	(43,960)	(20,059)
Other miscellaneous	(69)	(80)	(65)	(114)

Total other expense, net	(34,341)	(10,202)	(44,025)	(20,173)

Income (loss) before income taxes	(2,429)	37,458	(10,421)	38,186
Income tax (expense) benefit	524	(13,792)	3,542	(14,542)

Net income (loss)	(1,905)	23,666	(6,879)	23,644

Less: Net income attributable to noncontrolling interests	11	1	22	2

Net income (loss) attributable to Susser Holdings Corporation	$(1,916)	$23,665	$(6,901)	$23,642

Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$(0.11)	$1.38	$(0.41)	$1.38
Diluted	$(0.11)	$1.36	$(0.41)	$1.36
Weighted average shares outstanding:
Basic	17,016,067	17,099,010	17,005,078	17,088,555
Diluted	17,016,067	17,450,778	17,005,078	17,422,771

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Susser Holdings Corporation

Consolidated Balance Sheets

	January 2, 2011	July 3, 2011
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,943	$66,437
Accounts receivable, net of allowance for doubtful accounts of $1,054 at January 2, 2011, and $711 at July 3, 2011	60,356	83,842
Inventories, net	84,140	98,332
Other current assets	17,517	12,538

Total current assets	209,956	261,149
Property and equipment, net	409,153	447,856
Other assets:
Goodwill	240,158	244,398
Intangible assets, net	41,365	40,358
Other noncurrent assets	13,707	14,336

Total assets	$914,339	$1,008,097

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$132,918	$174,485
Accrued expenses and other current liabilities	44,937	42,072
Current maturities of long-term debt	550	1,444

Total current liabilities	178,405	218,001
Revolving line of credit	—	—
Long-term debt	430,756	449,753
Deferred gain, long-term portion	32,727	31,674
Deferred tax liability, long-term portion	39,261	51,586
Other noncurrent liabilities	18,627	18,309

Total liabilities	699,776	769,323

Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,402,934 issued and 17,361,406 outstanding as of January 2, 2011; 17,489,829 issued and 17,347,010 outstanding as of July 3, 2011	172	172
Additional paid-in capital	186,876	187,444
Retained earnings	26,742	50,383
Accumulated other comprehensive income loss	—	—

Total Susser Holdings Corporation shareholders’ equity	213,790	237,999
Noncontrolling interest	773	775

Total shareholders’ equity	214,563	238,774

Total liabilities and shareholders’ equity	$914,339	$1,008,097

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended				Six Months Ended
	July 4, 2010		July 3, 2011		July 4, 2010		July 3, 2011
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$208,276		$226,441		$399,314		$429,458
Motor fuel – retail	511,646		724,993		990,265		1,343,113
Motor fuel – wholesale	287,524		412,069		545,719		748,430
Other	11,093		12,885		21,366		24,520

Total revenue	$1,018,539		$1,376,388		$1,956,664		$2,545,521
Gross profit:
Merchandise	$70,673		$77,094		$133,056		$146,105
Motor fuel – retail	45,863		60,719		66,154		90,032
Motor fuel – wholesale	7,499		9,023		12,527		15,230
Other	9,867		12,094		19,786		23,282

Total gross profit	$133,902		$158,930		$231,523		$274,649
Adjusted EBITDA (2):
Retail	$40,781		$55,005		$52,313		$75,378
Wholesale	5,703		7,401		9,630		12,031
Other	(1,737)		(1,498)		(3,315)		(3,384)

Total Adjusted EBITDA	$44,747		$60,908		$58,628		$84,025

Retail merchandise margin	33.9%		34.0%		33.3%		34.0%
Merchandise same-store sales growth (1)	3.1%		5.8%		2.8%		5.7%
Average per retail store per week:
Merchandise sales	$30.7		$33.0		$29.3		$31.4
Motor fuel gallons	27.6		28.6		27.5		28.4
Motor fuel gallons sold:
Retail	185,192		194,538		368,260		385,840
Wholesale	128,829		128,070		248,842		249,077
Average retail price of motor fuel	$2.76		$3.73		$2.69		$3.48
Motor fuel gross profit cents per gallon:
Retail	24.8	¢	31.2	¢	18.0	¢	23.3	¢
Wholesale	5.8	¢	7.0	¢	5.0	¢	6.1	¢
Retail credit card cents per gallon	4.5	¢	5.9	¢	4.3	¢	5.5	¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.
(2)	See following Reconciliations of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our debt agreements and indentures.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA, and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	July 4, 2010	July 3, 2011	July 4, 2010	July 3, 2011
	(in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$(1,916)	$23,665	$(6,901)	$23,642
Depreciation, amortization and accretion	11,365	11,485	22,573	22,387
Interest expense, net	34,272	10,122	43,960	20,059
Income tax expense (benefit)	(524)	13,792	(3,542)	14,542

EBITDA	43,197	59,064	56,090	80,630
Non-cash stock-based compensation	903	1,084	1,631	1,972
Loss on disposal of assets and impairment charge	578	680	842	1,309
Other miscellaneous expense	69	80	65	114

Adjusted EBITDA	$44,747	$60,908	$58,628	$84,025
Rent	10,542	11,373	20,593	22,689

Adjusted EBITDAR	$55,289	$72,281	$79,221	$106,714

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	July 4, 2010	July 3, 2011
	(in thousands)
Net cash provided by operating activities	$39,390	$62,780
Changes in operating assets and liabilities	(6,488)	(3,946)
Loss on disposal of assets and impairment charge	(842)	(1,309)
Non-cash stock-based compensation	(1,631)	(1,972)
Noncontrolling interest	(22)	(2)
Deferred income tax	6,586	(9,187)
Amortization of debt premium/discount, net	128	(335)
Early extinguishment of debt	(21,449)	—
Interest expense, net	43,960	20,059
Income tax expense (benefit)	(3,542)	14,542

EBITDA	56,090	80,630
Non-cash stock-based compensation	1,631	1,972
Loss on disposal of assets and impairment charge	842	1,309
Other miscellaneous	65	114

Adjusted EBITDA	$58,628	$84,025
Rent	20,593	22,689

Adjusted EBITDAR	$79,221	$106,714